CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF UPLAND SOFTWARE, INC.
    Upland Software, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY:
    First: The name of the corporation is Upland Software, Inc.
    Second: The corporation was originally incorporated under the name of Silverback Acquisition Corporation, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 7, 2010.
Third: The date on which the Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) of the Corporation was originally filed with the Secretary of State of the State of Delaware is November 12, 2014, under the name of Upland Software, Inc.
    Fourth: That Article IV of the Restated Certificate of Incorporation is hereby amended by deleting the first and second paragraphs thereof in their entirety and replacing such paragraphs with the following:
“The total number of shares of stock that the corporation shall have authority to issue is 80,000,000, consisting of the following:
75,000,000 shares of Common Stock, par value $0.0001 per share. Each share of Common Stock shall entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders. There shall be no cumulative voting of the Common Stock of the corporation.”
    Fifth: That Article IX of the Restated Certificate of Incorporation, is hereby amended by deleting the contents of the article in its entirety and replacing such article with the following:
“To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director or officer of the corporation, as applicable, shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article IX shall not eliminate or limit the liability of (a) a director or officer for any breach of such director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under Section 174 of the DGCL, as the same exists or as such provision may hereafter be amended, supplemented or replaced, (d) a director or officer for any transactions from which such director or officer derived an improper personal benefit, or (e) an officer in any action by or in the right of the Corporation. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director or officer of the corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Neither any amendment nor repeal of this Article, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”
Sixth: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
    Seventh: That this Certificate of Amendment to the Restated Certificate of Incorporation shall be effective as of 5:01 p.m. New York City time on the 7th day of June 2023.

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IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 7th day of June 2023.

UPLAND SOFTWARE, INC.
By:    /s/ John T. McDonald
Name:    John T. McDonald
Title:     Chief Executive Officer